Exhibit 10.2
FORM OF
PHH CORPORATION
MANAGEMENT INCENTIVE PLAN
AWARD NOTICE
     This Award Notice is delivered by PHH Corporation, a Maryland corporation (the “Company”), to                                          (the “Grantee”). Upon and subject to the terms and conditions below and the terms and conditions of the PHH Corporation Management Incentive Plan (as amended from time to time, the “MIP”) adopted pursuant to the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (as amended from time to time, the “2005 EIP”), the Company hereby awards to Grantee a cash incentive bonus (the “Award”) payable as follows:
A.	Plan Year (to which the Award relates) means: January 1, through December 31, .

B.	Target Amount (to which the Award relates) means: .

C.	Plan Year Performance Goal (to which the Award relates) means: .

D.	Amount Payable: Subject to the MIP, the 2005 EIP, and the other terms of this Award, upon certification by the Committee (as defined in the MIP) that the Company’s Plan Year Performance Goal exceeds the amount corresponding to the applicable level set forth in the table below, Grantee shall be entitled to receive a cash payment equal to the Maximum Payout Percentage set forth in the table below corresponding to the level of attainment certified by the Committee multiplied by Grantee’s Target Amount set forth above.

Plan Year Performance Goal	Level	Maximum Payout Percentage
Outstanding
Exceeds
Plan
95% of Plan
90% of Plan
Not Meeting Plan
The Maximum Payout Percentage for a level of achievement of the Plan Year Performance Goal as certified by the Committee that is between the levels set forth in the table above and is above the “Plan” level will be determined based on straight-line interpolation. There will be no interpolation for performance below the “Plan” level. No payment will be made in excess of the Maximum Payout Percentage at the “Outstanding” level.

E.	Vesting and Payment: Unless contrary to applicable law and except as provided in Paragraph F below, the Grantee will only become vested in the Award if the Grantee is employed by the Company or an Affiliate (as defined in the MIP) on the date the Committee certifies the level of achievement of the Plan Year Performance Goal. Except as provided in Paragraph F below, if the Committee does not certify the level of achievement of the Plan Year Performance Goal, or if the Grantee is not an employee of the Company or an Affiliate on the date, if any, that such certification occurs, no amount will be payable pursuant to this Award. Any vested Award amount will be paid within thirty (30) days following certification by the Committee, but no later than December 31 of the year immediately following the Plan Year.

F.	Change in Control: If Grantee is employed by the Company or an Affiliate on the date a Change in Control (as defined in the 2005 EIP) occurs and before the Award is vested (whether or not such Change in Control occurs during the Plan Year), the Award shall automatically become vested as of the date of the Change in Control as if the Company had achieved the Plan Year Performance Goal at the “Plan” level and the vested Award shall be payable as soon as practicable following the date of the Change in Control, but no later than December 31 of the year in which the Change in Control occurs.

G.	Committee Discretion: The Committee may exercise negative discretion to reduce the Maximum Payout Percentage and the amount payable under this Award prior to the earlier of payment of the Award or Change in Control. Such discretion may be exercised based on the Committee’s subjective determination (or the Committee’s determination based upon a recommendation of the Company’s management) of the extent to which the Grantee has achieved such individual goals for the Plan Year, if any, as the Committee may establish or based on any other factors the Committee deems necessary or appropriate in its sole and absolute discretion.

PHH CORPORATION
By:
Name:
Title: